PRESS RELEASE

Contact: Matthew Sokol 203-573-2153

Chemtura Reports Second Quarter 2016 Financial Results

Second quarter 2016 GAAP earnings from continuing operations of $0.53 per diluted share compared to $0.26 per diluted share for the second quarter of 2015
Second quarter 2016 Non-GAAP earnings from continuing operations of $0.40 per diluted share compared to $0.29 per diluted share for the second quarter of 2015

PHILADELPHIA, PA – July 28, 2016 – Chemtura Corporation (NYSE / Euronext Paris: CHMT) (the “Company,” “Chemtura,” “We,” “Us” or “Our”) today announced financial results for the second quarter ended June 30, 2016. The Company also filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. For the second quarter of 2016, Chemtura reported net sales of $441 million and net earnings from continuing operations on a GAAP basis of $34 million, or $0.53 per diluted share. Net earnings from continuing operations on a Non-GAAP basis were $26 million, or $0.40 per diluted share.
Second Quarter 2016 Financial Results
The discussion below includes financial information on both a GAAP and Non-GAAP basis. Later in this release we explain our Non-GAAP metrics including how each is calculated, why we use the specific metric and the internal controls around our Non-GAAP metrics. We have provided reconciliations of our GAAP financial information to our Non-GAAP financial metrics in the supplemental schedules attached to this release. The use of Non-GAAP metrics is not a substitute for GAAP measures and should not be considered as such.
The following is a summary of the unaudited financial results on a GAAP and Non-GAAP basis (a description of our Non-GAAP metrics appears later in this release):

(In millions, except per share data)	Quarters Ended - GAAP			Quarters Ended - Non-GAAP
	June 30,	June 30,		June 30,	June 30,
	2016	2015	% change	2016	2015	% change
Net sales	$441	$464	(5%)	$431	$454	(5%)
Operating income	$55	$44	25%
Earnings from continuing operations	$34	$18	89%	$26	$20	30%
Earnings from continuing operations - per diluted share	$0.53	$0.26	104%	$0.40	$0.29	38%
Adjusted EBITDA				$70	$61	15%

CEO Remarks
“Our performance in the second quarter continued our strong start to 2016,” said Craig Rogerson, Chemtura’s Chairman, President and Chief Executive Officer. “Our second quarter results delivered meaningful improvement over prior year performance, led by our IEP segment. Year-over-year improvements in pricing for bromine and its derivatives combined with robust sales for our Emerald Innovation™ 3000 product led the way for IEP. Across the board, our commercial excellence and cost reduction initiatives continue to drive consistent bottom line results.”
Mr. Rogerson continued, “As I projected on our last conference call, our IEP segment delivered sequential operating income improvement whereas our IPP segment saw lower sales and operating income this quarter compared to both the prior quarter and a year ago. Lower IPP operating income was due to the continued weak demand for our urethane products used in mining and oil and gas applications as well as for certain synthetic based products in our petroleum additives business and the benefit of a license fee in the first quarter which did not repeat in the second quarter. In addition, IPP incurred a $2 million charge for the resolution of a disputed multi-year state excise tax matter that impacted its results in the second quarter.”
“We are pleased to have kept pace with our strong first quarter 2016 results and we believe that our first half performance puts us in an excellent position to meet our stated goals for the full year. Operating income in the first and second quarters of this year (excluding the effect of the pension settlement charge in the first quarter) were nearly the same when you net the effect of the state excise tax matter in the second quarter with the license income in the first quarter.”
Concluding, Mr. Rogerson noted, “As also projected, net cash flows provided by operating activities were strong in the second quarter at $76 million. We were also able to repurchase a further 0.8 million shares of our common stock at a cost of $21 million. As of June 30, 2016, our total shares of common stock outstanding was 63.2 million.”
Second Quarter Overview - GAAP Basis
See tables that follow for a quantitative summary of components of change by segment between the second quarter of 2016 and the second quarter of 2015 ("year-over-year") and compared to the first quarter of 2016 ("sequential")
Industrial Performance Products ("IPP")
Our IPP segment delivered lower year-over-year net sales and operating income. Sequential net sales were flat but operating income was lower.
The year-over-year reduction in net sales primarily reflected lower sales prices in the current period that are the result of passing along the benefit of lower raw material costs to certain of our customers. Additionally, sales volume for our urethane products used in mining and oil and gas applications declined due to continued soft demand conditions in those markets. Sequentially, sales volume grew modestly as petroleum additives sales of inhibitor and detergents increased offset by lower sales volume for certain synthetic lubricant basestocks and intermediates as well as the lower urethane products sales volumes.
Operating income year-over-year benefited from the net change in sales prices compared to the change in raw material costs ("price-over-raw-materials") and lower distribution costs and inventory adjustments. However, these gains were offset by the lower volume of our urethane products coupled with the $2 million charge associated with the state excise tax matter in the second quarter of 2016. Sequentially, we also benefited from favorable price-over-raw-materials and lower distribution costs, but this was offset by unfavorable product mix and the settlement of the state excise tax matter. Additionally, in the first quarter of 2016, we recognized income on a technology license of approximately $2 million, which did not repeat in the second quarter.
Industrial Engineered Products ("IEP")
Our IEP segment reported an improvement in net sales and operating income on a sequential basis. On a year-over-year basis we reported an increase in operating income on lower net sales.
Net sales were lower compared to last year. The benefit of higher sales prices and increase sales volume for our Emerald Innovation 3000™ product, bromine and bromine derivatives and organometallics products was offset by lower sales volume resulting from the planned exit of our bromine-based biocides product line and the closure of our Adrian, MI facility in June 2015. A decline in demand for our clear brine fluids used in the drilling of deep offshore oil and gas wells as exploration activities reduced due to lower oil prices and lower volumes also impacted IEP's second quarter net sales. On a sequential basis, net sales increased reflecting improvement in sales volumes for flame retardants used in electric and electronic applications, and clear brine fluids coupled with higher sales prices for certain organometallics products.

Operating income in the second quarter of 2016 was higher sequentially and compared to the prior year. In the year-over-year comparison, operating income reflected the benefit of lower manufacturing costs and favorable absorption associated with higher volumes primarily of Emerald Innovation 3000™, favorable price-over-raw-materials and lower selling, general and administrative expenses ("SG&A") as a result of last year's business restructuring and continued focus on cost management. Sequentially, the increase in operating income primarily reflected favorable manufacturing cost absorption as a result of the higher demand and volume for our Emerald Innovation 3000TM product and increased sales volume offset in part by unfavorable price-over-raw-materials and higher costs for distribution.
Corporate
Our Corporate segment expense decreased year-over-year and sequentially. Year-over-year, the decrease is primarily related to a reduction in amortization and costs associated with employee incentive and benefit plan accruals. Sequentially, the decline in costs is primarily the result of a $162 million pension settlement charge that we recorded in the first quarter of 2016 that did not repeat in the second quarter. The pension settlement charge was related to the transfer of certain retiree payment obligations of our U.S. Qualified Pension Plan to an outside insurance company.

Agrochemical Manufacturing Segment
The Agrochemical Manufacturing segment reported lower year-over-year net sales but operating income was flat. Sequentially, net sales were higher but operating income was unchanged.
The decrease in net sales was attributable to a reduction in volume coupled with a change from a supply agreement to a tolling agreement in Brazil implemented earlier in 2016 (which reduced both net sales and cost of sales). We note that the results include net sales and operating profit related to the non-cash amortization, net of accretion, of a below-market contract obligation that is related to our supply agreements. These amounts were $10 million in the second quarter of 2015 and 2016 and $9 million in the first quarter of 2016.

Income Taxes
Income tax expense on a GAAP basis was $13 million in the second quarter of 2016 compared with expense of $16 million in the second quarter of 2015 and a benefit of $15 million in the first quarter of 2016. In the first quarter of 2016, we recognized a tax benefit of $33 million related to the pension annuity transaction.
For purposes of calculating our Non-GAAP Earnings (Loss) From Continuing Operations, we have applied a Non-GAAP tax rate of 28% which is anticipated to be the annual income tax rate as determined by U.S. GAAP accounting, adjusted to exclude the tax effects of certain types of income and expense as listed in our Non-GAAP Measures policy below.
Cash income taxes paid (net of refunds) for the second quarter of 2016, the second quarter of 2015 and the first quarter of 2016 were $7 million, $2 million and $2 million, respectively.

Other Highlights

•
Net cash provided by operating activities for the second quarter of 2016 was $76 million as compared with net cash provided by operating activities of $53 million for the second quarter of 2015 and net cash used in operating activities of $32 million for the first quarter of 2016. In the first quarter of 2016, we made cash contributions of $49 million to our pension and post-retirement benefit plans, which impacted operating cash. The cash contributions made to our pension and post-retirement benefit plans in the second quarter of 2016 and 2015 were $4 million.

•
Capital expenditures for the second quarter of 2016 were $23 million compared to $19 million in the second quarter of 2015 and $15 million in the first quarter of 2016. The increase was due to higher spending at our El Dorado, Arkansas facility.

•
Our total debt was $476 million as of June 30, 2016 compared with $511 million as of December 31, 2015. The decrease is primarily due to a prepayment of $39 million in the second quarter of 2016 on our Term Loan due July 2017 (the "Term Loan"). We repaid our Term Loan with cash on hand. Debt as reported in our financial statements reflected the change in the first quarter of 2016 in U.S. GAAP to now report debt net of unamortized debt financing costs.

•
Cash and cash equivalents were $186 million as of June 30, 2016 compared with $323 million as of December 31, 2015. The decrease was primarily the result of capital expenditures, shares repurchases under our share repurchase program, the $35 million contribution of cash to our U.S. Qualified Pension Plan in the first quarter of 2016 and the prepayment on the Term Loan.

Outlook
“Our results in the first half of 2016 (excluding the first quarter 2016 pension settlement charge) confirms we are on track to achieve our profitability improvement goals for the full year that we described at our Investor Day last December,” said Mr. Rogerson. “Consistent with those goals, we anticipate that operating income in the second half of 2016 will be comparable to that delivered in the first half of 2016 (excluding the pension settlement expense). We project that both IEP and IPP will contribute to this continuing year-over-year improvement. This should also be reflected in growth in earnings per share.”
Concluding, Mr. Rogerson noted “The improvement in net cash flow provided by operations in the second quarter has laid the foundation to meet our cash flow goals for 2016 after the slow start in the first quarter of the year."

Second Quarter Earnings Q&A Teleconference
Copies of this release will be available on the Investor Relations section of our website at www.chemtura.com. We will host a teleconference to review these results at 9:00 a.m. (EDT) on Friday, July 29, 2016. Interested parties are asked to dial in approximately 10 minutes prior to the start time. The call-in number for U.S. based participants is (877) 633-3602 and for all other participants is (404) 665-9523. The conference ID code is 41988262.
Replay of the call will be available for thirty days, starting at 12 p.m. (EDT) on Friday, July 29, 2016. To access the replay, call toll-free (855) 859-2056, (800) 585-8367, or (404) 537-3406, and enter access code 41988262. An audio webcast of the call can be accessed via the link below during the time of the call:
http://edge.media-server.com/m/p/7uxdx2vu
Chemtura Corporation, with 2015 net sales of $1.7 billion, is a global manufacturer and marketer of specialty chemicals. Additional information concerning us is available at www.chemtura.com.
Non-GAAP Financial Measures
Certain information presented in this press release and in the attached financial tables includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). We refer to those financial measures as “Non-GAAP”. While GAAP provides a prescribed format for presenting financial information, internally we have developed and use other financial metrics and measures to make resource allocation decisions, evaluate our underlying performance, compare that performance to peer companies, identify operating trends, determine performance-based compensation, and, among other factors, predict future performance and cash inflows and outflows. Understanding the Non-GAAP financial measures we use to manage our business and resources provides our investors with insights that cannot be obtained by a review of the GAAP based measures alone. Many of the Non-GAAP financial measures we use in managing our business can be calculated by investors and other users of our financial statements; however, we provide this information to the public to ensure there are not multiple interpretations of the calculation of any such measure. To assist our investors in understanding the differences between our GAAP and Non-GAAP measures, we have provided a reconciliation between these presentations in the attached financial tables.
Our Non-GAAP Financial Metrics and policies are posted on our website at www.Chemtura.com so that they can be easily referenced by our investors.
We use each of the following Non-GAAP measures to provide investors and other users of our financial statements with additional information to aid their understanding of our primary business performance trends as well as our current and future potential cash inflows and outflows:
Non-GAAP Net Sales - Included in our presentation of GAAP Net Sales is the revenue accretion and amortization of a below market contract liability related to the supply agreements resulting from the sale of our Chemtura AgroSolutions business. We excluded these revenues as the accretion and amortization do not generate current or future cash flows. We also exclude the benefit of this accretion and amortization in computing Non-GAAP profitability measures.

Non-GAAP Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) - EBITDA is a financial measure frequently used by investors and others to understand a company’s profitability as well as its ability to meet debt service obligations, make investments and compare performance and valuation to other companies. This measure excludes cash and non-cash income or charges that exist in a company’s GAAP presentation that do not necessarily represent current or future cash inflows or outflows of business operations. For example, depreciation and amortization are charges that reduce a company’s net income, but reflect a historic rather than current use of cash and share-based compensation expense is a charge where there is no current use of cash. This pre-tax measure also excludes interest expense as well as other miscellaneous income and expense, such as realized and unrealized foreign exchange gains and loss, that we have concluded are not representative of current performance of our operating businesses. Our calculation begins with GAAP Net Earnings (Loss) from which we exclude GAAP income tax expense, GAAP interest expense, GAAP depreciation and amortization, GAAP other income or expense, the non-cash share-based compensation expense and certain other income and charges as listed in the description of our Non-GAAP policy below. It is also one of the performance measures used to determine the amount, if any, of a payout under our management incentive plans.
Non-GAAP Last Twelve Months (LTM) Adjusted EBIDTA - Non-GAAP Adjusted EBITDA for any period is calculated as noted above. Non-GAAP Adjusted EBITDA for the annual period is one of the performance measures used to determine the amount, if any, of a payout under our management incentive plans. We utilize a rolling twelve month Non-GAAP EBITDA metric to measure our progress against our annual targeted Non-GAAP Adjusted EBITDA in any period. LTM Non-GAAP Adjusted EBITDA is calculated by taking Non-GAAP Adjusted EBITDA for the previous year-end period as filed in our Annual Report on Form 10-K for the year-ended December 31, 2015, subtracting the Non-GAAP Adjusted EBITDA as calculated based on the principles noted above for the six months ended June 30, 2015 and adding the Non-GAAP Adjusted EBITDA as calculated based on the principle above for the six months ended June 30, 2016.
Non-GAAP Earnings (Loss) from Continuing Operations Before Income Taxes - As defined by GAAP, Earnings (Loss) from Continuing Operations Before Tax is a sub-total that provides information regarding an entity’s results of continuing operations excluding any amounts related specifically to income taxes. It is calculated by taking Net Earnings (Loss) and excluding any income or loss associated with discontinued operations and any income tax expense. To calculate Non-GAAP Earnings/(Loss) from Continuing Operations Before Income Taxes, we start with GAAP Net Earnings (Loss) and exclude any results related to discontinued operations, income tax expense and certain other income and charges as listed in the description of our Non-GAAP policy below. This sub-total is necessary when computing income tax expense on an interim basis (as described below) for both GAAP and Non-GAAP purposes.
Non-GAAP Income Tax Expense/ Benefit - The calculation of our GAAP income tax expense or benefit in any interim period is based upon an estimate of our effective tax rate for the annual period multiplied by our interim GAAP Earnings (Loss) from Continuing Operations Before Income Taxes, adjusted for discrete items if required. The calculation of our Non-GAAP Income Tax Expense is based on the same principles as our GAAP income tax expense; however, we exclude from the calculation any tax associated with items that have been excluded, or are projected to be excluded during the calendar year, in our Non-GAAP Net Earnings (Loss) from Continuing Operations Before Income Taxes, which are listed in the description of our Non-GAAP policy below. We also exclude certain tax benefits and expenses as described in our Non-GAAP policy below. Application of the GAAP tax rate to our Non-GAAP Earnings (Loss) from Continuing Operations Before Income Taxes would render an income tax expense that does not correctly reflect the tax associated with the pre-tax adjustments we make in our Non-GAAP performance measures. The computation of an effective tax rate reflecting the tax effect of our pre-tax Non-GAAP adjustments permits the calculation of after tax Non-GAAP performance measures and provides additional insights as to the underlying global tax rate for our primary business operations. At the end of the calendar year, we prepare a tax provision based on Non-GAAP Earnings (Loss) from Continuing Operations Before Income Taxes, excluding certain tax benefits and expenses as described in our Non-GAAP policy below, in order to compute Non-GAAP Earnings (Loss) from Continuing Operations (defined below) for the fourth quarter and calendar year.
Non-GAAP Earnings (Loss) from Continuing Operations - This measure is determined by applying the Non-GAAP Effective Tax Rate for interim periods, or for the calendar year, a tax provision, to our Non-GAAP Earnings (Loss) from Continuing Operations Before Income Taxes and reducing the Non-GAAP Earnings (Loss) from Continuing Operations Before Income Taxes by that amount. The resulting measure is termed Non-GAAP Earnings (Loss) from Continuing Operations. This metric is intended to provide users of the financial statements with an after tax profitability measure consistent with our pre-tax Non-GAAP measure and is required to compute Non-GAAP Earnings (Loss) Per Share from Continuing Operations.
Non-GAAP Earnings (Loss) Per Share from Continuing Operations - To calculate this Non-GAAP measure, we divide our Basic and Diluted Weighted Average Shares into our Non-GAAP Earnings (Loss) from Continuing Operations. To determine our Basic and Diluted Weighted Average Shares, we utilize GAAP principles under both presentations. In many periods, the GAAP and Non-GAAP Basis and Weighted Average Shares are the same; however, should either the GAAP or Non-GAAP Earnings (Loss) from Continuing Operations be anti-dilutive, the Diluted Weighted Averages Shares may differ between the two presentations. This measure is used as one of the criteria to determine the amount, if any, of a payout under our management incentive plans.
Free Cash Flow - We define Free Cash Flow as Net Cash Provided by (Used in) Operating Activities less GAAP capital expenditures and investments in intangible assets as presented in our GAAP Consolidated Statement of Cash Flows. It is intended to provide users of our financial statements an indication of cash flows that are generated by or used in our primary business operations alone. We caution investors that this measure excludes Net Cash Provided by (Used in) Financing Activities that can include mandatory debt service obligations. It will also exclude investments such as acquisitions or cash proceeds from divestitures. It includes cash contributions to pension plans and post-retirement benefit obligations as these are included in Net Cash Provided by (Used in) Operating Activities. This measure therefore cannot be used to understand changes in cash or in total indebtedness in any reporting period.
Net Debt - The term Net Debt is a Non-GAAP measure that is calculated from information in our GAAP presentation. We add Short-term Borrowings and Long-term Debt (combined “Total Debt”) less Cash and cash equivalents, all as presented on our Condensed Consolidated Balance Sheet. This metric provides users of our financial statements a view of our indebtedness were we to use all our cash and cash equivalents on hand to repay debt.
To ensure consistency in the presentation of these Non-GAAP measures, we have developed an internal accounting policy which specifies what types of income or expense are considered to be adjustments to our GAAP financial results and metrics. In practice, this policy is reviewed annually and approved by our Disclosure Committee and the Audit Committee of our Board of Directors. Our Non-GAAP financial measures have not changed from the prior year, although in some years we do not have certain transactions.
In accordance with our Non-GAAP accounting policy, we adjust our pre-tax GAAP information for the following items:

•
costs associated with facility closures, severance and related costs, including accelerated depreciation due to changes in the useful life of assets, the accelerated recognition of asset retirement obligations as a result of facility closures, and any gain or loss on the disposal of any assets or facility that has been closed;

•	incremental environmental remediation charges resulting from a facility closure or the sale of a business which are not considered directly associated with our on-going operations;

•	gains and losses on the sale of businesses or the formation of joint ventures;

•	gains or losses related to the early extinguishment of debt;

•	income and expense on legal settlements for any significant matter or combination of related matters that is considered not directly associated with our on-going operations;

•	income and expense related to a major catastrophic event for any matter or combination of related matters that is considered not directly associated with our on-going operations;

•	asset impairment charges;

•
income or expense directly related to the purchase or sale of a business which was incurred in the periods prior to the purchase or sale but adjustments are only made after we have entered into a definitive agreement and announced the transaction and prior to the adoption of any discontinued operations treatment, if applicable;

•	gains or losses on the settlement or curtailment of our pension plans or post-retirement plans which occurred as a result of dispositions, mergers or significant plan amendments;

•	gains or losses associated with the release of the Cumulative Translation Adjustment upon the complete or substantial liquidation of any majority-owned entities;

•
revenue or other income associated with the recognition of the fair value, net of accretion, of the significant below-market contractual obligations related to the supply agreements with Platform Specialty Products;

•	tax expense or benefit associated with any of the pre-tax items noted above;

•	tax expense associated with the repatriation of net proceeds resulting from the sale of a business;

•	tax expense or benefit related to tax indemnification on the sale of businesses for periods prior to the sale; and

•
establishment or release of valuation allowance related to U.S. Federal and state net operating losses ("NOLs") and Federal tax credits generated prior to November 2010 and foreign NOLs of our subsidiaries primarily related to former businesses.

Although we utilize Non-GAAP financial measures internally to monitor and analyze our performance, determine compensation under our management incentive plans and predict future performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these Non-GAAP financial measures may be calculated differently from similarly titled Non-GAAP financial measures utilized by other companies and, therefore, should not be used in a comparison of our performance relative to other companies without further review of how others calculate these measures.

Forward-Looking Statements
This earnings press release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including our actions that will drive earnings growth, demand for our products and expectations for growth, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, potentially inaccurate assumptions and other factors, some of which are beyond our control and difficult to predict. If known or unknown risks materialize, or should underlying assumptions prove inaccurate, our actual results could differ materially from past results and from those expressed in forward-looking statements. Important factors that could cause our results to differ materially from those expressed in forward-looking statements include, but are not limited to, economic, business, competitive, political, regulatory, legal and governmental conditions in the countries and regions in which we operate. These factors and others are discussed more fully in the reports we file with the Securities and Exchange Commission, particularly our latest annual report on Form 10-K. We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

CHEMTURA CORPORATION
Index of Financial Statements and Schedules

Page

Condensed Consolidated Statements of Operations (Unaudited) -
Quarters ended June 30, 2016, March 31, 2016 and June 30, 2015	9

Segment Information (Unaudited) -
Quarters ended June 30, 2016, March 31, 2016 and June 30, 2015	10

Condensed Consolidated Balance Sheets - June 30, 2016 (Unaudited) and December 31, 2015	11

Condensed Consolidated Statements of Cash Flows and Supplemental Data (Unaudited) -
Quarters ended June 30, 2016, March 31, 2016 and June 30, 2015	12

Major Factors Affecting Net Sales and Operating Income (Unaudited) -
Quarter ended June 30, 2016 versus June 30, 2015 and March 31, 2016	13

Reconciliation of Non-GAAP Metrics (Unaudited) -
Quarters ended June 30, 2016, March 31, 2016 and June 30, 2015	14

Reconciliation of GAAP Net Earnings (Loss) to Segment and Total Adjusted EBITDA (Unaudited) -
Quarters ended June 30, 2016, March 31, 2016 and June 30, 2015	15

Reconciliation of GAAP Net Earnings (Loss) to Last Twelve Months Adjusted EBITDA (Unaudited)	16

CHEMTURA CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Quarters Ended
	June 30, 2016	March 31, 2016	June 30, 2015

Net sales	$441	$414	$464
Cost of goods sold	322	293	350
Gross profit	119	121	114
Gross profit %	27%	29%	25%

Selling, general and administrative	37	33	41
Depreciation and amortization	22	21	24
Research and development	5	5	6
Impairment charges	—	1	—
Pension settlement	—	162	—
Equity income	—	—	(1)
Operating income (loss)	55	(101)	44
Interest expense	(8)	(8)	(8)
Other expense, net	—	(2)	(2)
Earnings (loss) from continuing operations before income taxes	47	(111)	34
Income tax (expense) benefit	(13)	15	(16)
Earnings (loss) from continuing operations	$34	$(96)	$18

Per share information:
Earnings (loss) from continuing operations - Basic	$0.54	$(1.46)	$0.27
Earnings (loss) from continuing operations - Diluted	$0.53	$(1.46)	$0.26

Weighted average shares outstanding - Basic	63.5	65.7	67.6
Weighted average shares outstanding - Diluted	64.2	65.7	68.5

Comparison versus March 31, 2016:
% change in net sales	7%
% change in operating income	(a)

Comparison versus June 30, 2015:
% change in net sales	(5)%
% change in operating income	25%

(a) - Changes greater than 150% are not shown

CHEMTURA CORPORATION
Segment Information (Unaudited)
(In millions)

	Quarters Ended
	June 30, 2016	March 31, 2016	June 30, 2015
NET SALES
Petroleum additives	$154	$151	$158
Urethanes	62	65	72
Industrial Performance Products	216	216	230
Bromine based & related products	148	135	158
Organometallics	43	37	39
Industrial Engineered Products	191	172	197
Agrochemical Manufacturing	34	26	37
Total net sales	$441	$414	$464

OPERATING INCOME (LOSS)
Industrial Performance Products	$35	$46	$38
Industrial Engineered Products	25	18	15
Agrochemical Manufacturing	9	10	10
Segment operating income	69	74	63
General corporate expense, including amortization	(14)	(12)	(19)
Impairment charges	—	(1)	—
Pension settlement	—	(162)	—
Total operating income (loss)	$55	$(101)	$44

DEPRECIATION AND AMORTIZATION
Industrial Performance Products	$8	$7	$7
Industrial Engineered Products	10	11	12
Agrochemical Manufacturing	1	1	1
General corporate expense	3	2	4
Total depreciation and amortization	$22	$21	$24

NON-CASH SHARE-BASED COMPENSATION EXPENSE
Industrial Performance Products	$1	$—	$1
Industrial Engineered Products	1	—	1
General corporate expense	1	3	1
Total non-cash share-based compensation expense	$3	$3	$3

CHEMTURA CORPORATION
Condensed Consolidated Balance Sheets
(In millions)

	June 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$186	$323
Accounts receivable, net	240	210
Inventories, net	313	315
Other current assets	126	130
Total current assets	865	978
NON-CURRENT ASSETS
Property, plant and equipment, net	661	663
Goodwill	163	166
Intangible assets, net	83	88
Deferred tax asset	327	354
Other assets	122	111
Total Assets	$2,221	$2,360

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Short-term borrowings	$11	$46
Accounts payable	125	120
Accrued expenses	129	142
Below market contract obligation - current	38	38
Income taxes payable	20	15
Total current liabilities	323	361
NON-CURRENT LIABILITIES
Long-term debt	465	465
Pension and post-retirement health care liabilities	228	270
Below market contract obligation - non-current	127	145
Deferred tax liability	6	7
Other liabilities	108	110
Total liabilities	1,257	1,358

TOTAL EQUITY	964	1,002
Total Liabilities and Equity	$2,221	$2,360

CHEMTURA CORPORATION
Condensed Consolidated Statements of Cash Flows and Supplemental Data (Unaudited)
(In millions)

	Quarters Ended
Increase (decrease) to cash	June 30, 2016	March 31, 2016	June 30, 2015

Condensed Consolidated Statements of Cash Flows (Unaudited)
Net cash provided by (used in) operating activities	$76	$(32)	$53
Net cash used in investing activities	(23)	(15)	40
Net cash used in financing activities	(59)	(88)	(32)
Effect of exchange rates on cash and cash equivalents	(2)	6	3
Change in cash and cash equivalents	(8)	(129)	64
Cash and cash equivalents at beginning of period	194	323	245
Cash and cash equivalents at end of period	$186	$194	$309

Supplemental cash flow data:
Changes in accounts receivable	$(4)	$(24)	$(2)
Changes in inventory	$11	$(7)	$7
Changes in accounts payable	$8	$(3)	$(7)
Changes in pension and post-retirement health care liabilities	$(4)	$(49)	$(3)

Sale of Platform shares			$54
Capital expenditures	$(23)	$(15)	$(19)
Common shares acquired	$(21)	$(89)	$—
Income tax payments - net of refunds	$(7)	$(2)	$(2)
Interest payments	$(1)	$(14)	$(2)
Cash contributions to pension and post-retirement health care liabilities	$(4)	$(49)	$(4)

Share Repurchase Program:	Shares purchased	Cost of shares	Remaining Authorization
Remaining authorized share purchases at December 31, 2015			$171
Six months ended June 30, 2016 Share Purchases	4.3	$110	$61

Non-GAAP Liquidity Measures
	Quarters Ended
	June 30, 2016	March 31, 2016	June 30, 2015
Free Cash Flow:
Net cash provided by (used in) operating activities	$76	$(32)	$53
Capital expenditures	(23)	(15)	(19)
Free Cash Flow	$53	$(47)	$34
	As of
Capitalization data:	June 30, 2016	March 31, 2016	June 30, 2015
Total debt (a) (b)	$476	$514	$511
Cash and cash equivalents	186	194	309
Net Debt (Total debt less Cash and cash equivalents)	$290	$320	$202

(a) - Total debt is net of debt financing costs as follows:	$5	$6	$6
(b) - The total debt balance for June 30, 2015 was adjusted by $6 million to conform with current period presentation which reflects the change in U.S. GAAP to report debt net of unamortized debt financing costs.

CHEMTURA CORPORATION
Major Factors Affecting Net Sales and Operating Income (Unaudited) - GAAP
(In millions)

Net Sales	Industrial Performance Products	Industrial Engineered Products	Agrochemical Manufacturing	Total
Quarter Ended June 30, 2015	$230	$197	$37	$464
Changes in sales prices	(8)	2	—	(6)
Unit volume and mix	(6)	(9)	(3)	(18)
Foreign currency	—	1	—	1
Quarter Ended June 30, 2016	$216	$191	$34	$441

Quarter Ended March 31, 2016	$216	$172	$26	$414
Changes in sales prices	(3)	2	—	(1)
Unit volume and mix	2	16	8	26
Foreign currency	1	1	—	2
Quarter Ended June 30, 2016	$216	$191	$34	$441

Operating Income (Loss)	Industrial Performance Products	Industrial Engineered Products	Agrochemical Manufacturing	General corporate expense	Other charges (a)	Total
Quarter Ended June 30, 2015	$38	$15	$10	$(19)	$—	$44
Price-over-raw-materials	1	5	—	—	—	6
Unit volume and mix	(3)	(2)	(1)	—	—	(6)
Foreign currency	1	1	—	—	—	2
Manufacturing cost and absorption	1	3	—	—	—	4
Distribution cost	2	(1)	—	—	—	1
Depreciation and amortization expense	(1)	2	—	1	—	2
SG&A and Other	(4)	2	—	4	—	2
Quarter Ended June 30, 2016	$35	$25	$9	$(14)	$—	$55

Quarter Ended March 31, 2016	$46	$18	$10	$(12)	$(163)	$(101)
Price-over-raw-materials	3	(2)	—	—	—	1
Unit volume and mix	(9)	3	(1)	—	—	(7)
Foreign currency	—	—	—	—	—	—
Manufacturing cost and absorption	(1)	7	—	—	—	6
Distribution cost	1	(1)	—	—	—	—
Depreciation and amortization expense	(1)	1	—	(1)	—	(1)
Impairment charges	—	—	—	—	1	1
Pension settlement	—	—	—	—	162	162
SG&A and Other	(4)	(1)	—	(1)	—	(6)
Quarter Ended June 30, 2016	$35	$25	$9	$(14)	$—	$55

(a) Includes impairment charges and pension settlement.

CHEMTURA CORPORATION
Reconciliation of Non-GAAP Metrics (Unaudited)
(In millions, except per share data)

	Quarters Ended
	June 30, 2016	March 31, 2016	June 30, 2015

Reconciliation of Non-GAAP Net Sales
Net Sales - GAAP	$441	414	$464
Below market contract obligation	(10)	(9)	(10)
Net Sales - Non-GAAP	$431	$405	$454

Reconciliation of Non-GAAP Net Earnings and Non-GAAP Earnings Per Share
Net earnings (loss) - GAAP	$34	(96)	$19
Gain on sale of discontinued operations, net of tax	—	—	(1)
Earnings (loss) from continuing operations - GAAP	34	(96)	18
Below market contract obligation	(10)	(9)	(10)
Accelerated depreciation	—	—	1
Other non-recurring gains	—	(2)	—
Impairment charges	—	1	—
Pension settlement	—	162	—
Income tax expense (benefit)	13	(15)	16
Net earnings before tax - Non-GAAP	37	41	25
Income tax expense - Non-GAAP	(11)	(11)	(5)
Net earnings - Non-GAAP	$26	$30	$20

Per share information (GAAP):
Net earnings - Basic	$0.54	$(1.46)	$0.28
Net earnings - Diluted	$0.53	$(1.46)	$0.27

Weighted average shares outstanding - Basic	63.5	65.7	67.6
Weighted average shares outstanding - Diluted	64.2	65.7	68.5

Per share information (Non-GAAP):
Net earnings - Basic	$0.41	$0.46	$0.30
Net earnings - Diluted	$0.40	$0.45	$0.29

Weighted average shares outstanding - Basic	63.5	65.7	67.6
Weighted average shares outstanding - Diluted	64.2	66.5	68.5

CHEMTURA CORPORATION
Reconciliation of GAAP Net Earnings (Loss) to Segment and Total Adjusted EBITDA (Unaudited)
(In millions)

June 30, 2016	Industrial Performance Products	Industrial Engineered Products	Agrochemical Manufacturing	Corporate (a)	Total
Net earnings (loss) - GAAP	$35	$25	$9	$(35)	$34
Gain on sale of discontinued operations, net of tax	—	—	—	—	—
Earnings (loss) from continuing operations - GAAP	35	25	9	(35)	34
Interest expense	—	—	—	8	8
Other expense, net	—	—	—	—	—
Income tax expense (benefit)	—	—	—	13	13
Operating income (loss)	35	25	9	(14)	55
Depreciation and amortization	8	10	1	3	22
Below market contract obligation	—	—	(10)	—	(10)
Non-cash share-based compensation	1	1	—	1	3
Adjusted EBITDA	$44	$36	$—	$(10)	$70

March 31, 2016
Net earnings (loss) - GAAP	$46	$18	$10	$(170)	$(96)
Gain on sale of discontinued operations, net of tax	—	—	—	—	—
Earnings (loss) from continuing operations - GAAP	46	18	10	(170)	(96)
Interest expense	—	—	—	8	8
Other expense, net	—	—	—	2	2
Income tax benefit	—	—	—	(15)	(15)
Operating income (loss)	46	18	10	(175)	(101)
Depreciation and amortization	7	11	1	2	21
Below market contract obligation	—	—	(9)	—	(9)
Other non-recurring gains	—	—	—	(2)	(2)
Impairment charges	—	—	—	1	1
Pension settlement	—	—	—	162	162
Non-cash share-based compensation	—	—	—	3	3
Adjusted EBITDA	$53	$29	$2	$(9)	$75

June 30, 2015
Net earnings (loss) - GAAP	$38	$15	$10	$(44)	$19
Gain on sale of discontinued operations, net of tax	—	—	—	(1)	(1)
Earnings (loss) from continuing operations - GAAP	38	15	10	(45)	18
Interest expense	—	—	—	8	8
Other expense, net	—	—	—	2	2
Income tax expense	—	—	—	16	16
Operating income (loss)	38	15	10	(19)	44
Depreciation and amortization	7	12	1	4	24
Below market contract obligation	—	—	(10)	—	(10)
Non-cash share-based compensation	1	1	—	1	3
Adjusted EBITDA	$46	$28	$1	$(14)	$61

(a) Includes general corporate expenses, impairment charges and pension settlement.

CHEMTURA CORPORATION
Reconciliation of GAAP Net Earnings (Loss) to Last Twelve Months ("LTM") Adjusted EBITDA (Unaudited)
(In millions)

	Year Ended	Six Months Ended		LTM
	December 31, 2015	June 30, 2015	June 30, 2016	June 30, 2016
Net earnings (loss) - GAAP	$136	$39	$(62)	$35
Interest expense	30	16	16	30
Other (income) expense, net	(20)	(9)	2	(9)
Income tax expense (benefit)	16	27	(2)	(13)
Operating income (loss)	162	73	(46)	43
Depreciation and amortization	93	48	43	88
Operational facility closures, severance and related costs	3	1	—	2
Loss on sale of business	4	3	—	1
Pension settlement	—	—	162	162
Below market contract obligation	(38)	(19)	(19)	(38)
Non-cash share-based compensation	12	6	6	12
Other adjustments	1	—	(1)	—
Adjusted EBITDA	$237	$112	$145	$270